Exhibit 10.9

5300 Beethoven Street Penthouse Floor Los Angeles, CA 90066 323.207.6245

EMPLOYMENT AGREEMENT

This Agreement is made between Snail Games USA Inc., a California corporation (“Snail USA”), and Peter Kang, a resident of the State of California (“Employee”) on December 10, 2012.

WHEREAS, the Parties enter into this Agreement through amicable negotiation and in consideration of the promises contained in this Agreement, the Parties hereby agree as follows:

1.	Term of Employment. Employee shall be a full time, non-exempt, at-will employee of Snail USA and his or her contract with Snail USA may be terminated at any point in time at will by either party. Your official starting date shall be Monday, December 10, 2012 at 10:00am.

2.	Positions and Responsibilities.

a.	Position. The Employee is employed as Community Representative with the following duties and responsibilities:

i.	Perform basic forum moderation (deleting posts, locking threads, warning users)
ii.	Create basic informational posts (scheduled maintenance, game updates)
iii.	Monitor CS Facebook and Twitter pages for unwanted content

b.	Responsibilities. Snail USA may, within reason, change or amend Employee’s duties and responsibilities based upon job requirements and the Employee’s work performance and capabilities.

3.	Remuneration.

a.	Salary. The Employee shall be paid an hourly rate of $13/hour. Employee shall be paid according to the standard policies of Snail USA, which is currently on a twice per month system (first day and middle of each calendar month).

b.	United States Taxes. Snail USA will have the right to deduct or withhold from compensation due to Employee all amounts required to be withheld by law for social Security, Medicare, federal, state, and local taxes as applicable from time to time, and such other amounts as required by law or as Employee authorizes Snail USA to withhold.

c.	Vacation days. Employee accrues 3.33 hours toward a paid vacation day for every half month worked. 8 (eight) accrued hours equals one full paid vacation day. Therefore, for every full calendar year of continuous employment, Employee would accrue 10 (ten) paid vacation days. Vacation days roll over year to year. An employee is permitted to accrue up to thirty vacation days.

d.	Sick Days. Employee is given six sick days per year, prorated based on starting date of employment. Unused sick days do not rollover at the end of each calendar year.

e.	Employee is eligible for medical, dental and vision coverage starting January 1, 2013.

4.	Intellectual Property.

a.	Patent Rights. Any invention, discovery, design, improvement and achievement made by the Employee while using Snail USA or Suzhou Snail Electronic Co., Ltd.’s materials and technical resources during the Employee’s employment is owned by Snail USA or Suzhou Snail Electronic Co., Ltd. The Employee shall not disclose such invention, discovery, design, improvement and achievement to any third party or have the right to commercially exploit them without Snail USA or Suzhou Snail Electronic Co., Ltd.’s written consent.

b.	Copyrights. The copyrights of any project design, product pattern, computer software, drawings or other work of the Employee using Snail USA or Suzhou Snail Electronic Co., Ltd.’s materials and technical resources during the Employee’s employment shall be owned by Snail USA or Suzhou Snail Electronic Co., Ltd. Employee acknowledges that all original work of authorship which are made by Employee (solely or jointly with others) within the scope of his or her employment and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act. In the event any work cannot be deemed a “work made for hire” as such is defined under the United States copyright law and other applicable law, Employee hereby agrees to assign all of his or her rights, title and interest in and to any such work to Snail USA.

c.	Term. The rights and obligations under this Section 4 shall continue in force after termination of this Agreement in perpetuity.

5.	Confidentiality. The Employee hereby acknowledges that Snail USA and or Suzhou Snail Electronic Co., Ltd have and own certain confidential information and secrets which are not accessible to the public, capable of generating economic benefits and having certain business value, and that Snail USA and or Suzhou Snail Electronic Co., Ltd have adopted appropriate measures to safeguard this confidential information and secrets (“Confidential Information”). Confidential Information does not include any of the items referred to above or below which has become publicly known or made generally available through no wrongful act of Employee or of others who were under confidentiality obligation as to the item or items involved. Due to his or her position with Snail USA, the Employee has access to or has the possibility to access such Confidential Information. Confidential Information includes without limitation:

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a.	Technical Secrets, including but not limited to software scheme and conception, technical drawings, software, any source codes, internal design, algorithm, file format, business procedure, software programming, making method, drawings, process, formula, production report and plan, technical development, planning and method, as well as all kinds of carriers containing aforementioned contents.

b.	Data Secrets, including but not limited to operation data, sales data, promotion data, price strategy, as well as all kinds of carriers containing aforementioned contents.

c.	Business Secrets, including but not limited to business targets and plans, purchase channels, prices and networks, purchase plans, human resources systems, management systems, sales plans and policies, sales price information, advertisement plans, customer networks.

6.	Conflicts of Interest. During the term of employment, Employee will not, without the written consent of Snail USA,

a.	Directly or indirectly, engage, participate, or assist in any business which competes with, or is preparing to compete with, Snail USA in any manner whatsoever in any line of business engaged in or for which Snail USA is preparing to engage.

b.	Entice, induce, or encourage, directly or indirectly, any of Snail USA’s employees or consultants to engage in any activity which, were it done by Employee, would violate this Agreement.

7.	Warranties. The Employee hereby agrees and warrants that, during the term of this Agreement and the termination or dissolution or rescission thereafter, the Employee shall not utilize Confidential Information for his or her personal purpose or gain, and that, unless otherwise permitted by Snail USA in writing, he or she shall not disclose any such Confidential Information to any company or person, organization or entity for any purpose and in any manner. Notwithstanding the foregoing, Employee may disclose any Confidential Information if required to do so by state or federal law or any state or federal agency as required for compliance with United States laws and regulations. The Employee further acknowledges that Snail USA and or Suzhou Snail Electronic Co., Ltd have absolute title to such Confidential Information, and the Employee will not raise any objection or claim any right to the ownership of such Confidential Information, and that, unless in the name of Snail USA and or Suzhou Snail Electronic Co., Ltd, he or she shall not apply for any registration or filing of the ownership right to the Confidential Information in any place of the world under his/her or any other person or company’s name.

8.	Amendment and Termination.

a.	This Agreement may be amended with the written consent of both Parties.

b.	This Agreement may be terminated at will by either Snail USA or Employee.

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9.	Disputes.

a.	Governing Law. This agreement shall be governed by and interpreted in accordance with the laws and regulations of the State of California and the United States of America.

b.	Arbitration. In the event a dispute arises between the parties out of this Agreement or relating in any way to Employee’s employment or termination of employment, the Parties agree to submit to binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures.

10.	Miscellaneous.

a.	Construction. In the event that any of the provisions contained in this Agreement will be or are, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the other provisions of this Agreement. If any of the provisions of this Agreement will be or are, for any reason, held to be excessively broad as to duration, geographical scope, activity, or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the then applicable law. Any matters not covered by this Agreement shall be conducted in accordance with the policies and rules of Snail USA and relevant United States laws and regulations.

b.	Assignment. This Agreement and the rights and obligations contained in this Agreement may be assigned by Snail USA to a successor entity, provided that such successor entity agrees in writing to be bound by and to perform each provision of this Agreement. Notwithstanding the foregoing, neither party will have the right to assign this Agreement nor the rights and obligations contained therein.

c.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to Employee’s employment with Snail USA. Such agreements supersede all prior agreements, understandings, and communications between the parties with respect to such subject matter.

d.	Signatures. This Agreement shall come into effect upon signature by an authorized representative of Snail USA, as well as the signature of Employee.

e.	Counterparts. This Agreement may be executed by the parties in counterpart, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

SNAIL GAMES USA INC.	EMPLOYEE

/s/ Jeanette Zhou	/s/ Peter Kang
Jeanette Zhou, President	Peter Kang

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